Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of April 24, 2007 (the “Merger Agreement”), by and among Jarden Corporation, a Delaware corporation (“Parent”), K2 Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and K2 Inc., a Delaware corporation (the “Company”), is entered into as of this 30th day of July, 2007. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

RECITALS

WHEREAS, Section 7.7 of the Merger Agreement provides that the Merger Agreement may be amended by an instrument in writing signed by each of Parent and the Company;

WHEREAS, there is pending litigation in the Superior Court of the State of California regarding the Merger (the “Pending Litigation”); and

WHEREAS, in connection with a settlement in principle of the Pending Litigation, the parties hereto have agreed to amend the Merger Agreement, as more specifically set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Amendment and the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

Section 1.1 Amendment. The reference to “$27,500,000” in the lead-in sentence to Section 7.6(a) of the Merger Agreement is hereby deleted and replaced with “$24,000,000.”

Section 1.2 No Further Amendment. Except as expressly amended pursuant to Section 1.1 hereof, the remaining terms of the Merger Agreement are, and remain, in full force and effect in accordance with their terms, notwithstanding the execution and delivery of this Amendment.

Section 1.3 Governing Law. This Amendment will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Amendment.

Section 1.4 Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

JARDEN CORPORATION

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Senior Vice President, General Counsel and Secretary

K2 MERGER SUB, INC.

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Vice President

K2 INC.

By:	/s/ Dudley W. Mendenhall
Name:	Dudley W. Mendenhall
Title:	Senior Vice President and Chief Financial Officer